Exhibit 99.1

Integrated Corporate Relations, Inc.

24 Post Road East

Westport, CT 06880

 (203) 222-9013

Contact: Don Duffy

FAO RECEIVES NOTICE OF DEFAULT FROM LENDERS

For Immediate Release:

King of Prussia, PA, November 10, 2003 – FAO, Inc. (Nasdaq: FAOO), stated today that late in the afternoon Friday, November 7, 2003, its lenders delivered a notice of default under its loan agreement.   The notice stated that the lenders would no longer consider themselves obligated to make further loans or extend letters of credit, that outstanding loans would bear interest at the default rate under the loan agreement until defaults were cured or waived and that additional extensions of credit would be subject to a 5% funding fee.   The Company stated that it was in discussion with its lenders to resolve the issues that gave rise to the notice, but could give no assurances it would be successful.

About FAO, Inc.

FAO, Inc. owns a family of high quality, developmental, educational and care brands for infants, toddlers and children and is a leader in children’s specialty retailing.  FAO, Inc. owns and operates the renowned children’s toy retailer FAO Schwarz®; The Right Start®, the leading specialty retailer of developmental, educational and care products for infants and toddlers; and Zany Brainy®, the leading retailer of developmental toys and educational products for kids.

For additional information on FAO, Inc. or its family of brands, visit online at http://www.irconnect.com/faoo/.

This press release may contain certain forward-looking statements with respect to the implementation and anticipated results of FAO, Inc.’s business strategy, and the financial condition, results of operations and business of FAO, Inc., that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements.